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Exhibit 23(h)(3)

                                    AGREEMENT
                      TO WAIVE FEES AND REIMBURSE EXPENSES

THIS AGREEMENT is made this 22nd day of September, 1999, between Davis Variable Account Fund, Inc, a Maryland corporation ("DVAF") and Davis Selected Advisers, L.P., a limited partnership organized under the laws of Colorado ("DSA").

                                    RECITALS:

WHEREAS, DVAF is a registered open-end management investment company offering three authorized series to the public (Davis Value Portfolio, Davis Financial Portfolio, Davis Real Estate Portfolio); and

WHEREAS,  DSA serves as the investment adviser for DVAF; and

WHEREAS, both DVAF and DSA agree it is important that the actual expenses of each of DVAF's three authorized series not exceed 1.00% of net assets on an annual basis;.

NOW, THEREFORE, the parties hereby agree as follows:

1. Expense Caps.  DSA agrees to waive fees and reimburse the expenses of each
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   authorized series to the extent it is necessary to ensure that the actual expense incurred by any authorized series, after recognizing the benefits of custody or other credits. fee waivers and expense reimbursements, not exceed 1.00% of net assets.

2. Duration of Agreement This Agreement shall be effective for an initial
   ---------------------
   period beginning on the date above stated and ending on December 31, 2000. This Agreement shall automatically renew for additional one year periods if not terminated, in writing, by either party before December 31st of each year.


IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.


Davis Variable Account Fund, Inc.


By: _____________________________
      Thomas Tays
      Vice President



Davis Selected Advisers, L.P.
By Venture Advisers, Inc. (General Partner)

By: _________________________________________
      Kenneth Eich
      Chief Operating Officer



                                    AMENDMENT
                                       TO
                 AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

                                      -1-



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THIS AMENDMENT this 1st day of May, 2000, between Davis Variable Account Fund,
Inc, a Maryland corporation ("DVAF") and Davis Selected Advisers, L.P., a limited partnership organized under the laws of Colorado ("DSA").

                                    RECITALS:

WHEREAS, DVAF and DSA entered into an Agreement to Waive Fees and Reimburse Expenses dated September 22, 1999 ("Waiver Agreement"); and

WHEREAS, the Waiver Agreement provides that DSA shall cap expenses for DVAF for rolling one year periods ending December 31st of each year; and

WHEREAS, both DVAF and DSA agree it that rolling periods ending May 1st of each year would be more appropriate;.

NOW, THEREFORE, the parties hereby agree that section 2 of the Waiver agreement shall be amended and restated in its entirety as follows:

2.   Duration of Agreement This Agreement shall be effective for an initial
     ---------------------
     period beginning on September 22, 1999 and ending on May 1, 2001. This Agreement shall automatically renew for additional one year periods if not terminated, in writing, by either party before May 1st of each year.


IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.


Davis Variable Account Fund, Inc.


By: _____________________________
        Sharra Reed
        Vice President



Davis Selected Advisers, L.P.
By Venture Advisers, Inc. (General Partner)

By: _____________________________
       Thomas Tays
       Vice President


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